REALOGY CORPORATION COMMENCES SELF-TENDER OFFER
FOR 32 MILLION SHARES
PARSIPPANY, N.J. (Aug. 28, 2006) — Realogy Corporation (NYSE: H) today announced that in furtherance of its previously announced plan to repurchase up to 48 million shares of its common stock, it has commenced a modified “Dutch Auction” self-tender offer for up to 32 million shares of its common stock. The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, Sept. 26, 2006, unless extended.
In the tender offer, stockholders will have the opportunity to tender some or all of their shares at a price not less than $20.00 per share, nor more than $23.00 per share. Based on the number of shares tendered and the prices specified by the tendering stockholders, Realogy will determine the lowest per share price within the range that will enable it to buy up to 32 million shares, or such lesser number of shares as are properly tendered. If more than 32 million shares are properly tendered at or below the determined price per share, Realogy will purchase shares tendered by such stockholders, at the determined price per share, on a pro rata basis, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tender described in the offer to purchase relating to the tender offer that will be distributed to stockholders. Subject to applicable law, Realogy reserves the right to accept for payment, according to the terms and conditions of the tender offer, up to an additional 2 percent of Realogy’s outstanding shares (or approximately 5 million shares) without extending the tender offer. The tender offer will not be contingent upon any minimum number of shares being tendered. The tender offer will be subject to a number of other terms and conditions, as specified in the offer to purchase.
Realogy intends to finance the tender offer using a portion of the net proceeds paid to it in connection with Cendant Corporation’s sale of Travelport Inc. completed on August 23, 2006.
In addition to this tender offer, Realogy may repurchase additional shares of its common stock until it has acquired an aggregate of 48 million shares (including shares purchased in the tender offer) as previously announced on Aug. 23. The Company’s repurchases under this program may be made through one or more open market repurchases, accelerated share purchase programs and/or issuer self-tender offers. Any additional repurchases outside of the current self-tender offer would not be effected until at least 10 business days have elapsed following the expiration of the tender offer.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is made solely by a separate offer to purchase, related letter of transmittal, and any amendments or supplements thereto. Realogy will be filing with the Securities and Exchange Commission (the “SEC”) a Schedule TO that will include these documents and other materials as exhibits. Stockholders should carefully read the Schedule TO and its exhibits because they will contain important information, including the various terms and conditions of the tender offer. Stockholders will be able to obtain copies of these documents from the SEC’s website at www.sec.gov without charge when these documents become available.
Stockholders may also request a copy of these documents from Realogy at no cost, by submitting a request in writing to:
Realogy Corporation,
ATTN: Investor Relations,
1 Campus Drive, Parsippany, NJ 07054
or via email to investor.relations@realogy.com.
Shareholders should be sure to include their complete name and address in such requests. Stockholders can also find copies of these documents by visiting Realogy’s website at www.realogy.com. Questions and requests for assistance may be directed to Mellon Investor Services LLC, the Information Agent, at Realogy Common Stock Transfer Agent:
Mellon Investor Services LLC,
480 Washington Boulevard,
Jersey City, NJ 07310
or on the Web at www.melloninvestor.com or by dialing 1-888-921-5548.
About Realogy
Realogy Corporation (NYSE: H), the world’s largest real estate franchisor, has a diversified business model that also includes real estate brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA®, Sotheby’s International Realty®, NRT Incorporated, Cartus and Title Resource Group. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has more than 15,000 employees worldwide.
Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. There can be no assurance that Realogy will complete the share repurchase program, including the tender offer described in this press release, or that the share repurchase program will achieve the benefits contemplated. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Realogy’s filings with the Securities and Exchange Commission (the “SEC”), including Realogy’s Information Statement dated July 13, 2006 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 under headings such as “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for Realogy’s ongoing obligations to disclose material information under the federal securities laws, Realogy undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Media Contacts:
Mark Panus
(973) 407-7215
mark.panus@realogy.com
Kevin Doell
(973) 407-6653
Kevin.doell@realogy.com
Investor Relations Contacts:
Henry A. Diamond
(973) 407-2710
Lisa DeFrancesco
(973) 407-5946